CERTIFICATE OF VICE PRESIDENT

T. ROWE PRICE SPECTRUM FUND, INC.

Pursuant to Rule 306 of Regulation S-T

 I, the undersigned, David Oestreicher, Vice President of T. Rowe Price Spectrum Fund, Inc. (the “Funds”), do hereby certify that the prospectuses for the Funds have been translated into the Spanish language. The Spanish versions of the prospectuses constitute a full and complete representation of the English versions which has been filed as a part of this Registration Statement. A copy of the Spanish versions will be available for inspection upon request.

 WITNESS my hand and the seal of the Funds this April 26, 2018.

 T. Rowe Price Spectrum Fund, Inc.

  /s/David Oestreicher (Seal)
  ___________________________________
  David Oestreicher, Vice President